                                                                     EXHIBIT 8.1

                          [PATTON BOGGS LLP LETTERHEAD]

                                                                Patton Boggs LLP
                                                                (202) 457-6000

June 6, 2005

Board of Directors
MortgageIT Holdings, Inc.
33 Maiden Lane
New York, NY 10038

Ladies and Gentlemen:

         You have asked us for our opinion regarding certain U.S. federal income tax matters relating to MortgageIT Holdings, Inc., a Maryland corporation (the
"Company"), in connection with the prospectus and registration statement on Form
S-11 filed by the Company with the Securities and Exchange Commission (the
"SEC") under the Securities Act of 1933 relating to the offering of up to
$110,000,000 million the Company's common stock together with all amendments and exhibits thereto and documents incorporated by reference therein through the date hereof, the "Registration Statement"). All capitalized terms used but not defined herein have the meaning ascribed to such terms in the Registration
Statement.

         In rendering our opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the organizational documents of the Company, and (iii) a certificate executed by a duly appointed officer of the Company setting forth certain factual representations and covenants (the "Officer's Certificate"), dated as of the date of this letter. In rendering our opinion, we have assumed: (i) the genuineness of all signatures;
(ii) the authenticity of all documents, agreements and instruments we have examined as originals; (iii) the conformity to original documents, agreements and instruments of all copies or specimens of documents, agreements and instruments we have examined; (iv) the authenticity of the originals of such copies or specimens of documents, agreements and instruments we have examined;
and (v) the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. We have further assumed that all statements, facts, representations and covenants made in the Registration Statement are and remain true (without regard to any qualifications as to knowledge or belief or any qualifications stated therein), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect. In addition, we have assumed generally that during its taxable year ending December 31, 2005, and subsequent taxable years, the Company will continue to operate in such a manner that makes and will continue to make the representations contained in the Officer's Certificate true for such years.

Board of Directors of MortgageIT Holdings, Inc.
June 6, 2005

         As to any facts material to the opinion expressed below that are not known to us, we have relied upon statements and representations of officers and other representatives of the Company. We have undertaken only such limited investigation of the existence or absence of the facts that are material to our opinion as we have deemed appropriate for purposes of rendering our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

         We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

         The following opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations or by subsequent judicial or administrative interpretations thereof. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in law that is made after the date hereof that forms a basis for our opinion could affect our conclusions. We expressly disclaim any obligation or undertaking to update or modify this opinion letter as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion letter, any of which could affect our conclusions. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer's
Certificate. We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein. In this letter, we express no opinion other than the opinion stated in the following paragraph.

         Based upon and subject to the foregoing, we are of the opinion that:

         (a) The information in the Registration Statement and the Prospectus contained therein under the heading "Federal Income Tax Consequences" and the statements of law and legal conclusions contained therein are correct in all material respects.

         (b) Beginning with the Company's taxable year ended December 31, 2004, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code and the Company's current and proposed method of operations will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code for its taxable year ending December 31,
2005, and subsequent taxable years.

Board of Directors of MortgageIT Holdings, Inc.
June 6, 2005

         The Company's continued qualification as a REIT depends upon its ability to meet, through actual annual operating results, certain requirements including requirements relating to distribution of income, diversity of stock ownership, asset composition, source of income, and record keeping. We do not undertake to monitor whether the Company will in fact, through actual operating results, satisfy the various qualification requirements. No assurance can be given that the Company will continue to satisfy the requirements for qualification and taxation as a REIT for any given tax year.

         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement, to the incorporation by reference of this opinion in any abbreviated registration statement filed pursuant to Rule 462(b) in connection with the offering covered by the Registration Statement, and to the reference to our firm contained in the Prospectus included therein.

Very truly yours,

/s/ PATTON BOGGS LLP

Patton Boggs LLP

GJS/SPC